Exhibit 99.1

CHANNELL PROVIDES 2008 OUTLOOK

•                  2008 GAAP EPS is expected in the $0.32-$0.38 range, including special charges of
$0.06-$0.08 a share.

•                  Revenues expected to grow 1%-4% to $134-$138 million.

•                  Gross margin expected to improve to 34%-36% from ~31% in 2007.

•                  US operations cost reductions expected to exceed $3 million annualized.

Temecula, Calif., February 12, 2008 – Channell Commercial Corp. (NasdaqGM: CHNL) a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions in markets throughout Australia and North America, today announced financial guidance for 2008.

For the full year 2008, revenues are expected within the $134-$138 million range.  While the Company anticipates continued growth in its BUSHMAN water harvesting business, this growth is expected to be offset by an expected revenue decline in the Company’s core US telecom operations.   GAAP earnings per share for the full year 2008 are expected in the $0.32-$0.38 range.  The expected EPS improvement is mainly attributable to cost reductions in the Company’s US telecom operations and downsizing of its UK business unit.  Special charges associated with these cost reductions are expected to be in the $0.6 million - $0.8 million range, which is included in the full-year guidance.  These special charges will be recognized over the first two quarters of 2008, and the full benefit of these actions will not be realized until the second half of the year.

Revenue for the first quarter of 2008, ending March 31, 2008, is expected within the $29 million to $30 million range as compared to $32.9 million in the comparable period a year ago.  The first quarter of 2008 has been negatively impacted by a late ramp up in spending by the Company’s core domestic telecom customers.  On a GAAP basis, the Company anticipates a first quarter loss of $0.13-$0.16 (including estimated special charges of $0.04-$0.06 a share) compared to GAAP EPS of $0.01 in the first quarter of 2007.  A summary of the Company’s consolidated guidance is provided below:

Metric	Q1	Q2	Q3	Q4	Full-Year 2008
Net Sales	$29-$30M	$38-$39M	$37-$38M	$30-$31M	$134-$138M
Gross Margin	30%-32%	36%-38%	37%-39%	33%-35%	34%-36%
GAAP EPS	($0.16-$0.13)	$0.26-$0.27	$0.27-$0.28	($0.05-$0.04)	$0.32-$0.38
Capital Expenditures	~$1.7-$1.8M	~$1.3-$1.4M	~$1.2-$1.3M	~$1.2-$1.3M	~$5.4M-$5.8M

William H. Channell, Jr., Chief Executive Officer of the Company, commented, “We remain optimistic that our BUSHMAN Australian business should post another year of double-digit revenue growth with expanding margins.  With regard to our North American water harvesting launch, the interest from the marketplace continues to exceed our expectations.  We believe this initiative is well positioned to become accretive late this year and, if we execute ahead of plan, it has the potential to offset the typical Q4 seasonal downturn we experience in our core telecom business.”

Separately, the Company announced today that Stephen Gill has resigned, as of February 11th, from serving on the board of directors in order to dedicate more of his efforts to other business initiatives.  Mr. Channell stated, “I would like thank Stephen for his years of dedication, insight and guidance while serving on the board and wish him the best in his future endeavors.”

The Company will host a conference call today at 9:00 am Pacific (12:00 pm Eastern) to discuss the Company’s business outlook for 2008.  The call will be simultaneously broadcast over the Internet.  Interested participants and investors may access the conference call by dialing 800-218-9073 (domestic) or 303-262-2175 (international).  There will also be a live webcast of the call available at the Investor section of Channell’s web site at www.channell.com.  Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  Channell’s CEO William H. Channell, Jr., CFO Patrick McCready and Treasurer Michael Perica will be present to lead the discussion.  After the live webcast, a replay will remain available in the Investor section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through February 21, 2008; the conference ID is 11108745.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  The Company’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  The Company’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

CONTACTS

At the Company:

Michael Perica

Treasurer

951-719-2600

mperica@channell.com